Parker Drilling Reports 2014 First Quarter Results

HOUSTON, May 8, 2014 /PRNewswire/ -- Parker Drilling Company (NYSE-PKD), an international provider of contract drilling and drilling-related services and rental tools to the energy industry, today reported results for the quarter ended March 31, 2014, including a net loss of $12.5 million, or $0.10 per diluted share, on revenues of $229.2 million. These results include non-routine debt extinguishment expenses of $29.7 million, pre-tax, related to a January debt refinancing. Excluding these non-routine expenses, the Company's adjusted net income was $5.5 million, or $0.04 per diluted share, compared with similarly adjusted 2013 fourth quarter net income of $12.3 million or $0.10 per diluted share, on revenues of $243.3 million. First quarter adjusted EBITDA, excluding applicable non-routine expenses, was $54.1 million, compared with $69.6 million for the preceding quarter.

"We expected a challenging start to the year and successfully navigated the tough market and business conditions to deliver overall results in line with our expectations," said Gary Rich, chairman, president and chief executive officer.

"We increased our U.S. rental tools utilization during the quarter, positioning the business to benefit from industry-forecasted market growth. Revenues and earnings of our international rental tools business declined primarily due to planned cost increases and the impact of jobs ending sooner than expected and job delays.

"We achieved another increase in the average dayrate for our U.S. Gulf of Mexico barge drilling rig fleet. Though cold weather hampered utilization at the beginning of the quarter and average utilization for the quarter declined, our barge rig fleet was fully utilized for the final weeks of the period. As expected, our international drilling operation recorded lower revenues and earnings primarily due to start-up costs and a lower realized average dayrate, while maintaining its overall rig fleet utilization. Our U.S. Drilling and Technical Services segments continued to perform well.

"In addition, we undertook a debt refinancing that reduces interest expense and strengthens our balance sheet. We believe we have a foundation from which to produce solid operating performance and strong financial results through the remainder of the year," he said.

Outlook

"Recent results and current business trends lend support to our revenue and earnings growth expectations for the remainder of 2014," continued Mr. Rich. "We expect continued improvement in our U.S. markets, on land and in the Gulf of Mexico, and expanded activity in our international markets.

"Our recent increases in rental tools utilization in the U.S. land drilling market are encouraging and position us to benefit from market growth expected by many industry forecasts for later this year. In addition, we expect to further expand our rental tools participation in the growing Gulf of Mexico offshore drilling market. The performance of our international rental tools operation is expected to improve as new work and delayed projects get started and we benefit from the deployment of new capital equipment.

"We expect to maintain high utilization of our U.S. Gulf of Mexico barge drilling fleet and to increase the operation's contribution to revenues and earnings with the addition of Rig 55B during the 2014 second quarter. Conditions in the international drilling markets we serve should provide sufficient tender activity and contract renewal opportunities to maintain our rig fleet utilization near current levels without significant breaks in activity.

"As we continue to strengthen our ability to consistently provide our customers with innovative, reliable and efficient responses to their operational needs, we expect there will be additional opportunities to enhance returns and produce further growth," concluded Mr. Rich.

First Quarter Review

Parker Drilling's revenues for the 2014 first quarter, compared with the 2013 fourth quarter, declined 6 percent to $229.2 million from $243.3 million, operating gross margin excluding depreciation and amortization expense (segment gross margin) decreased to $63.2 million from $84.9 million and segment gross margin as a percentage of revenues was 27.6 percent, compared with 34.9 percent for the prior period.

  Rental Tools segment revenues were $80.5 million, segment gross margin was $28.8 million and segment gross margin as a percentage of revenues was 35.7 percent. Compared with the 2013 fourth quarter, revenues declined 1 percent and segment gross margin decreased 19 percent. The declines in revenues and earnings were primarily due to lower activity and higher costs in our international rental tools business and continued price competition in the U.S. land drilling market.  Gross margin was further impacted by an increase in our allowance for doubtful accounts.
  U.S. Barge Drilling segment revenues were $30.5 million, segment gross margin was $11.8 million, and segment gross margin as a percentage of revenues was 38.8 percent.  Compared with the 2013 fourth quarter, revenues declined 12 percent and segment gross margin decreased 32 percent.  The business reported 74 percent average utilization for the 2014 first quarter, compared with 89 percent average utilization for the 2013 fourth quarter.  The decreases in revenues and earnings were primarily the result of the decline in average utilization offset by a 7 percent increase in average dayrate, compared with the prior quarter.  Gross margin was impacted by an increase in our reserve for workers' compensation expense.
  U.S. Drilling segment revenues were $19.4 million, segment gross margin was $5.6 million and segment gross margin as a percentage of revenues was 28.7 percent. Compared with the 2013 fourth quarter, revenues increased 4 percent and segment gross margin increased by 38 percent.  These results primarily reflect the improving performance of our new-design arctic-class drilling rigs, supplemented by the benefit from a reduction in our allowance for doubtful accounts.
  International Drilling segment revenues were $85.5 million, segment gross margin was $16.4 million, and segment gross margin as a percentage of revenues was 19.2 percent. Compared with the 2013 fourth quarter, revenues declined 12 percent and segment gross margin decreased 24 percent.  While rig fleet utilization remained at 73 percent, revenues and earnings declined due to an expected reduction in reimbursable revenues and a lower realized dayrate resulting from a greater number of days on standby and moving rates and a change in the mix of active rigs.  Segment gross margin was further impacted by the inclusion of a full quarter of start-up costs for our two rigs in the Kurdistan Region of Iraq.
  Technical Services segment revenues were $13.3 million, segment gross margin was $0.7 million, and segment gross margin as a percentage of revenues was 4.9 percent.  Compared with the 2013 fourth quarter, revenues increased 22 percent and segment gross margin decreased 59 percent, primarily due to a significant increase in lower margin reimbursable revenues and reduced engineering-related activity, compared with the prior period.

General and administrative expense declined to $9.0 million for the 2014 first quarter, from $18.7 million for the 2013 fourth quarter, primarily due to certain expenses that did not recur in the first quarter.

A first quarter debt refinancing led to debt extinguishment expenses of $29.7 million in the period. Proceeds from a January issuance of 6.75% Senior Notes, along with available cash and a draw from our credit facility, were used to redeem substantially all of our outstanding 9.125% Senior Notes. These transactions reduced our total debt outstanding, lowered our interest rate and extended our maturity date.

Capital expenditures for the 2014 first quarter were $37.4 million.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. Central time (11:00 a.m. Eastern time) on Thursday, May 8, 2014, to review reported results. The call will be available by telephone at (480) 629-9645. The call can also be accessed through the Investor Relations section of the Company's website. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone from May 8, 2014 through May 15, 2014 at (303) 590-3030, using the access code 4678355#.

Cautionary Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rental tools utilization and rig utilization and dayrates; the results of past capital expenditures; scheduled start-ups of rigs; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company's rigs, rental tools operations and projects under management; future capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs or rental equipment for operation; the strengthening of the Company's financial position; increases in utilization or market share; outcomes of legal proceedings; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions, fluctuations in oil and natural gas prices, compliance with existing laws and changes in laws or government regulations, the failure to realize the benefits of, and other risks relating to, acquisitions, the risk of cost overruns, our ability to refinance our debt and other important factors, many of which could adversely affect market conditions, demand for our services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see "Risk Factors" in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Description

Parker Drilling (NYSE: PKD) provides contract drilling and drilling-related services and rental tools to the energy industry. The Company's drilling services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's rental tools business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets
(Dollars in Thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 93,061	$ 148,689
Accounts and Notes Receivable, Net	264,437	257,889
Rig Materials and Supplies	44,488	41,781
Deferred Costs	10,698	13,682
Deferred Income Taxes	8,973	9,940
Other Current Assets	43,475	47,302
TOTAL CURRENT ASSETS	465,132	519,283

PROPERTY, PLANT AND EQUIPMENT, NET	874,300	871,356

OTHER ASSETS
Deferred Income Taxes	118,431	102,420
Other Assets	42,505	41,697
TOTAL OTHER ASSETS	160,936	144,117

TOTAL ASSETS	$ 1,500,368	$ 1,534,756

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ 18,801	$ 25,000
Accounts Payable and Accrued Liabilities	184,650	182,152
TOTAL CURRENT LIABILITIES	203,451	207,152

LONG-TERM DEBT	612,574	628,781

LONG-TERM DEFERRED TAX LIABILITY	41,026	38,767

OTHER LONG-TERM LIABILITIES	17,527	26,914

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	622,526	631,696
Noncontrolling interest	3,264	1,446
TOTAL EQUITY	625,790	633,142

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,500,368	$ 1,534,756

Current Ratio	2.29	2.51

Total Debt as a Percent of Capitalization	50%	51%

Book Value Per Common Share	$ 5.14	$ 5.24

PARKER DRILLING COMPANY
Consolidated Condensed Statement Of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

			Three Months Ended December 31,
	Three Months Ended March 31,
	2014	2013	2013

REVENUES	$ 229,225	$ 167,135	$ 243,321

EXPENSES:
Operating Expenses	166,025	116,746	158,380
Depreciation and Amortization	34,337	29,512	36,378
	200,362	146,258	194,758
TOTAL OPERATING GROSS MARGIN	28,863	20,877	48,563

General and Administrative Expense	(8,964)	(12,845)	(18,738)
Provision for Reduction in Carrying Value of Certain Assets	-	-	(2,544)
Gain (Loss) on Disposition of Assets, Net	(129)	1,148	1,234

TOTAL OPERATING INCOME	19,770	9,180	28,515

OTHER INCOME AND (EXPENSE):
Interest Expense	(12,039)	(10,006)	(13,946)
Interest Income	32	59	58
Loss on extinguishment of debt	(29,673)	-	-
Change in fair value of derivative positions	-	37	-
Other	895	(202)	2,255
TOTAL OTHER EXPENSE	(40,785)	(10,112)	(11,633)

INCOME (LOSS) BEFORE INCOME TAXES	(21,015)	(932)	16,882

INCOME TAX EXPENSE (BENEFIT)	(8,623)	(1,504)	6,766

NET INCOME (LOSS)	(12,392)	572	10,116
Less: net income (loss) attributable to noncontrolling interest	157	(20)	(58)
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$ (12,549)	$ 592	$ 10,174

EARNINGS PER SHARE - BASIC
Net Income (loss)	$ (0.10)	$ 0.00	$ 0.08

EARNINGS PER SHARE - DILUTED
Net Income (loss)	$ (0.10)	$ 0.00	$ 0.08

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	120,368,650	118,867,678	119,930,516
Diluted	120,368,650	120,072,574	121,608,427

PARKER DRILLING COMPANY
Selected Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013

REVENUES:
Rental Tools	$ 80,506	$ 57,082	$ 81,324
U.S. Barge Drilling	30,490	29,865	34,770
U.S. Drilling	19,417	11,635	18,690
International Drilling	85,469	64,650	97,568
Technical Services	13,343	3,903	10,969
Construction Contract	-	-	-
Total Revenues	229,225	167,135	243,321

OPERATING EXPENSES:
Rental Tools	51,755	24,875	45,736
U.S. Barge Drilling	18,654	17,441	17,416
U.S. Drilling	13,854	11,309	14,663
International Drilling	69,070	59,554	75,904
Technical Services	12,692	3,567	9,389
Construction Contract	-	-	(4,728)
Total Operating Expenses	166,025	116,746	158,380

OPERATING GROSS MARGIN:
Rental Tools	28,751	32,207	35,588
U.S. Barge Drilling	11,836	12,424	17,354
U.S. Drilling	5,563	326	4,027
International Drilling	16,399	5,096	21,664
Technical Services	651	336	1,580
Construction Contract	-	-	4,728
Depreciation and Amortization	(34,337)	(29,512)	(36,378)
Total Operating Gross Margin	28,863	20,877	48,563

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Net Income (Loss) Attributable to Controlling Interest	$ (12,549)	$ 10,174	$ 7,970	$ 8,281	$ 592
Adjustments:
Income Tax (Benefit) Expense	(8,623)	6,766	9,112	11,233	(1,504)
Interest Expense	12,039	13,946	13,127	10,741	10,006
Other Income and Expense	28,746	(2,313)	5,234	(1,761)	107
(Gain) Loss on Disposition of Assets, Net	129	(1,234)	(1,094)	(517)	(1,148)
Depreciation and Amortization	34,337	36,378	35,882	32,280	29,512
Provision for Reduction in Carrying Value of Certain Assets	-	2,544		-	-

Adjusted EBITDA	54,079	66,261	70,231	60,257	37,565

Adjustments:
Non-routine Items	-	3,306	4,819	11,390	3,463

Adjusted EBITDA after Non-routine Items	$ 54,079	$ 69,567	$ 75,050	$ 71,647	$ 41,028

CONTACT: Investor Relations: Richard Bajenski, Director, Investor Relations, (281) 406-2030, or Media Relations: Stephanie Dixon, Manager, Marketing & Corporate Communications, (281) 406-2212